Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

POTASH CORPORATION OF SASKATCHEWAN INC.

We consent to the incorporation by reference of our report dated February 7, 2003 in this Annual Report on Form 10-K of Potash Corporation of Saskatchewan Inc. for the year ended December 31, 2002 and in the following Registration Statements:

•	Registration Statement No. 33-37855 on Form S-8

•	Registration Statement No. 333-19215 on Form S-8

•	Registration Statement No. 333-93773 on Form S-8

•	Registration Statement No. 333-53531 on Form S-8

•	Registration Statement No. 333-75742 on Form S-8

•	Registration Statement No. 333-75744 on Form S-8

•	Registration Statement No. 333-27685 on Form S-3

•	Registration Statement No. 333-89350 on Form S-3

•	Registration Statement No. 33-57920 on Form S-3DPOS

/s/ Deloitte & Touche LLP

Chartered Accountants

Saskatoon, Saskatchewan, Canada

March 26, 2003